For Immediate Release

Ferro Reports First-Quarter 2008 Results

CLEVELAND, Ohio – May 6, 2008 – Ferro Corporation (NYSE: FOE) announced today that sales for the three months ended March 31, 2008 were a record $607.2 million, up 15 percent from the first quarter of 2007.

Income from continuing operations for the first quarter of 2008 was $9.2 million, or $0.21 per diluted share, compared with income of $6.2 million, or $0.14 per share, in 2007. In the first three months of 2008, operating income included net pre-tax charges of $4.0 million. These charges were primarily related to restructuring and other manufacturing rationalization activities. In 2007, operating income was reduced by pre-tax expenses of $4.3 million primarily related to manufacturing rationalization activities and a write-off of unamortized fees associated with an unused portion of the Company’s term loan arrangements.

“We are pleased to see evidence that our profitability initiatives are gaining traction. Our improved performance is the result of hard work by the people of Ferro who are focused on executing our restructuring programs, improving our business processes and cutting costs across our worldwide operations,” said James F. Kirsch, Chairman, President and Chief Executive Officer. “Our businesses delivered results better than we previously estimated in our fourth-quarter 2007 earnings release, and the improvements were achieved despite difficult economic conditions in many of the markets we serve, particularly in the United States. While we are pleased with our first-quarter results, we will continue to aggressively pursue our programs to achieve sustainable profitability improvements.”

Net sales increased in the Electronic Materials, Color and Glass Performance Materials, Performance Coatings, and Polymer Additives segments, compared with sales in the first three months of 2007. Sales declined in the Specialty Plastics and Other Businesses segments. Sales to customers outside the United States grew by 22 percent while sales within the United States increased by 6 percent.

Increased product prices, including pass-throughs for precious metals, and favorable changes in foreign currency exchange rates were the primary drivers of the increased sales. Increased volume was a positive contributor to sales growth in the Performance Coatings and the Color and Glass Performance Materials segments. Lower volume in Specialty Plastics, porcelain enamel products in Performance Coatings, and Polymer Additives partially offset the sales increases. The volume declines in these businesses were largely the result of weak demand from U.S. automobile, appliance and residential housing industries.

Gross margins were 18.7 percent of sales in the first quarter of 2008, compared with 20.2 percent of sales in the prior-year period. Gross profit during the 2008 first quarter was negatively impacted by higher raw material costs, including precious metals. While the Company was generally able to increase prices to offset higher raw material costs, it was not able to increase prices sufficiently to maintain gross margin as a percent of sales. Gross profit was also reduced by manufacturing costs during the 2008 first quarter that were consequences of a temporary production interruption at the Company’s Bridgeport, New Jersey, facility beginning in December 2007. Total pre-tax costs of the interruption during the first quarter were approximately $3.3 million. Charges related to the Company’s ongoing manufacturing rationalization programs reduced gross profit by $0.2 million in the first quarter of 2008, compared with charges of $2.2 million during the first quarter of 2007.

Selling, general and administrative (SG&A) expense was $78.7 million in the first quarter, or 13.0 percent of sales. Included in SG&A expense during the first three months of 2008 was a net benefit of $0.4 million, primarily related to favorable litigation developments, partially offset by expenses related to corporate development activities. SG&A expense in the first quarter of 2007 was $78.8 million, or 14.9 percent of sales, including charges of $0.3 million primarily related to corporate development activities.

Total segment income for the first three months of 2008 was $41.7 million, flat with the prior-year level of $41.8 million. The total segment income reflected higher income from the Electronic Materials segment, which benefited from strong demand for the Company’s metal pastes and powders that are used in applications such as solar cells and plasma displays. Income was also slightly higher in the Color and Glass Performance Materials and Other Businesses segments. Income declined in the Company’s Specialty Plastics segment, primarily reflecting weak demand from U.S.-based customers in the automotive parts and residential construction markets, and in the Performance Coatings segment, due to the effects of weak customer demand for porcelain enamel products. Income declined slightly in the Polymer Additives segment as the positive effects of product price increases were more than offset by raw material cost increases and the cost associated with the December 2007 manufacturing interruption in Bridgeport, New Jersey.

Restructuring charges of $4.2 million were recorded in the first quarter, primarily resulting from rationalization programs in the Company’s European inorganic materials manufacturing facilities. Restructuring charges of $1.5 million were recorded in the first quarter of 2007.

Interest expense declined to $14.0 million in the first three months of 2008 from $17.4 million in 2007, as a result of lower borrowing levels and reduced interest rates on funds borrowed. Interest expense in the 2007 first quarter included a $2.0 million write-off of unamortized fees and discounts associated with an unused portion of the Company’s term loans.

Total debt on March 31, 2008 was $537.8 million, an increase of $11.7 million from the end of 2007. The increase in debt during the first quarter was due primarily to higher working capital requirements associated with increased sales. In addition, the Company had net proceeds of $67.3 million from its U.S. accounts receivable securitization program at the end of March, compared with $54.6 million at the end of 2007. The Company also had $42.5 million in net proceeds from similar programs outside the U.S. at the end of the quarter compared with $42.1 million at the end of 2007. Ferro generated $10.9 million of net cash from operating activities during the first quarter of 2008.

2008 Second-Quarter Estimates

Sales for the second quarter, ending June 30, 2008, are expected to be approximately $600 million to $625 million compared with sales of $554 million in the second quarter of 2007, reflecting an ongoing mix of business conditions in different regions. Business conditions in the U.S. are expected to be difficult due to continued weak demand from customers in housing, appliance and automotive industries.

Income from continuing operations for the second quarter is expected to be in the range of $0.11 to $0.16 per diluted share. This estimate includes anticipated charges of approximately $0.17 per share, primarily from the continuation of manufacturing rationalization activities. The Company reported income from continuing operations of $0.10 per share in the second quarter of 2007, including charges of approximately $0.16 per share.

Conference Call

The Company will host a conference call to discuss its financial results and general business outlook on Wednesday, May 7, 2008, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on May 7 through 9 p.m. Eastern time on May 14. To access the replay, dial 800-234-7802 if calling from the United States or Canada, or dial 402-220-9690 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,300 employees globally and reported 2007 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques, but we may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend of a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2008	2007

Net sales	$607,256	$529,705

Cost of sales	493,937	422,925

Gross profit	113,319	106,780

Selling, general and administrative expenses	78,657	78,757
Restructuring charges	4,207	1,531
Other expense (income):
Interest expense	14,029	17,446
Interest earned	(129)	(965)
Foreign currency (gains) losses, net	(1,541)	511
Miscellaneous expense (income), net	1,850	(1,269)

Income before income taxes	16,246	10,769
Income tax expense	7,081	4,534

Income from continuing operations	9,165	6,235

Loss from discontinued operations, net of tax	25	156

Net income	9,140	6,079

Dividends on preferred stock	227	286

Net income available to common shareholders	$8,913	$5,793

Per common share data:
Basic (loss) earnings
From Continuing Operations	$0.21	$0.14
From Discontinued Operations	0.00	0.00

	$0.21	$0.14

Diluted (loss) earnings
From continuing operations	$0.21	$0.14
From discontinued operations	0.00	0.00

	$0.21	$0.14

Cash dividends declared	$0.145	$0.145

Shares outstanding:
Basic	43,160,239	42,707,946
Diluted	43,238,414	42,767,970
End of Period	43,785,677	43,362,594

Ferro Corporation and Consolidated Subsidiaries
Segment Sales and Segment Income
(Unaudited)

	Three Months
(Dollars in thousands)	Ended March 31,
	2008	2007
Segment Net Sales
Performance Coatings	$160,792	$138,815
Electronic Materials	140,993	112,944
Color and Glass Perf. Materials	128,840	105,700
Polymer Additives	92,311	82,513
Specialty Plastics	61,793	66,961
Other businesses	22,527	22,772

Total Segment Net Sales	$607,256	$529,705

Segment Income
Performance Coatings	$9,480	$10,683
Electronic Materials	8,749	6,083
Color and Glass Perf. Materials	15,436	15,067
Polymer Additives	2,719	3,106
Specialty Plastics	1,487	3,139
Other businesses	3,845	3,691

Total Segment Income	41,716	41,769

Unallocated expenses	7,054	13,746
Restructuring charges	4,207	1,531
Other expense, net	14,209	15,723

Income before income taxes from continuing operations	$16,246	$10,769

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	March 31,	December 31,
	2008	2007
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$11,395	$12,025
Accounts and trade notes receivable, net	269,696	245,369
Note receivable from Ferro Finance Corporation	27,376	29,577
Inventories	309,752	262,799
Deferred income taxes	17,423	15,764
Other Receivables	48,264	33,419
Other current assets	7,246	8,239

Total current assets	691,152	607,192

Property, plant & equipment, net	538,203	519,959
Goodwill	290,299	291,070
Other intangible assets, net	8,964	9,071
Deferred income taxes	101,896	100,935
Other non-current assets	111,870	110,033

Total assets	$1,742,384	$1,638,260

Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$15,744	$5,444
Accounts payable	312,289	269,591
Income taxes	14,260	0
Other current liabilities	137,163	135,297

Total current liabilities	480,456	410,332

Long-term debt, less current portion	522,065	520,645
Postretirement and pension liabilities	144,507	140,988
Deferred income taxes	10,753	9,848
Other non-current liabilities	62,634	56,644

Total liabilities	1,220,415	1,138,457

Minority Interests	9,770	9,896
Series A convertible preferred stock	12,952	13,623

Shareholders’ equity	499,247	476,284

Total liabilities and shareholders’ equity	$1,742,384	$1,638,260

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2008	2007
Cash flows from operating activities
Net income	$9,140	$6,079
Depreciation and amortization	19,036	21,779
Impairment and restructuring charges	0	0
Deposits for precious metals	0	69,673
Changes in other current assets and liabilities, net	(17,640)	(30,765)
Other adjustments, net	427	(2,977)

Net cash provided by continuing operations	10,963	63,789
Net cash (used for) provided by discontinued operations	(25)	12

Net cash provided by operating activities	10,938	63,801
Cash flows from investing activities
Capital expenditures for property, plant and equipment	(15,262)	(12,811)
Proceeds from sale of assets and businesses	148	1,964
Other investing activities		158

Net cash used for investing activities	(15,114)	(10,689)
Cash flow from financing activities
Net borrowings (repayments) under short-term credit facilities	3,688	(5,983)
Proceeds from former revolving credit facility
Proceeds from revolving credit facility	180,276	190,034
Proceeds from term loan facility	0	55,000
Principal payments on former revolving credit facility
Principal payments on revolving credit facility	(171,878)	(290,601)
Principal payments on term loan facility	(762)
Extinguishment of debentures	0
Debt issue costs paid	—
Cash dividends paid	(6,519)	(6,529)
Other financing activities	(1,802)	5,265

Net cash provided by (used for) financing activities	3,003	(52,814)
Effect of exchange rate changes on cash and cash equivalents	543	258

Decrease (increase) in cash and cash equivalents	(630)	556
Cash and cash equivalents at beginning of period	12,025	16,985

Cash and cash equivalents at end of period	$11,395	$17,541

Cash paid during the period for:
Interest	$16,836	$20,173
Income taxes	$4,178	$3,698

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months
(Dollars in thousands)	Ended March 31,
	2008	2007

Performance Coatings	$160,553	$138,815
Electronic Materials	67,284	63,667
Color and Glass Performance Materials	118,344	97,236
Polymer Additives	92,311	82,513
Specialty Plastics	61,793	66,961
Other businesses	22,527	22,772

Total net sales excluding precious metals	522,812	471,964

Sales of precious metals	84,444	57,741

Total net sales	$607,256	$529,705

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.